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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                              (Amendment No._____)*


                           Dynamic International, Ltd.
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   267931-20-2
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                                 (CUSIP Number)

                                   Daniel Yun
                   58 Second Avenue, Brooklyn, New York 11215
                                 (718) 369-4160
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           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)


                                     8/31/00
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             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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      CUSIP NO.    267931-20-2

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      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


      Adventure Capital LLC
      13-4105785
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

 2                                                              (a) [_]
                                                                (b) [_]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3


--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Delaware
--------------------------------------------------------------------------------
                                SOLE VOTING POWER
                     5
     NUMBER OF
                                5,737,247
      SHARES       -------------------------------------------------------------
                                SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                   0
                   -------------------------------------------------------------
       EACH                     SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                5,737,247
      PERSON       -------------------------------------------------------------
                                SHARED DISPOSITIVE POWER
       WITH          8
                                               0
--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        5,737,247
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [-]
--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
         12.99%
--------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
         OO (other - limited liability company)
--------------------------------------------------------------------------------


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Item 1.

          (a)  Name of Issuer

               Dynamic International, Ltd.

          (b)  Address of Issuer's Principal Executive Offices

               58 Second Avenue, Brooklyn, New York 11215


Item 2.

          (a)  Name of Person Filing

               Adventure Capital LLC

          (b)  Address of Principal Business Office or, if none, Residence

               525 North Broadway Suite 210
               White Plains, NY 10603

          (c)  Citizenship

               Delaware

          (d)  Title of Class of Securities

               Common Stock, par value $.001 per share

          (e)  CUSIP Number

               267931-20-2


Item 3.

                This statement is not being filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c).


Item 4. Ownership.

          (a)  Amount beneficially owned: 5,737,247

          (b)  Percent of class: 12.99%

          (c)  Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote - 5,737,247

               (ii)  Shared power to vote or to direct the vote - 0

               (iii) Sole power to dispose or to direct the disposition of -
                     5,737,247

               (iv)  Shared power to dispose or to direct the disposition of - 0

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Item 5.  Ownership of Five Percent or Less of a Class.

     This Schedule 13G is not being filed to report that the reporting person has ceased to be the owner of more than 5% of the outstanding shares of Common Stock of the Company.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

     No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities of the Company held by Adventure Capital LLC.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     This Schedule 13G is not being filed by a parent holding company or a control person pursuant to Rule 13d-1(b)(1)(ii)(G).


Item 8.  Identification and Classification of Members of the Group.

     This Schedule is not being filed by a group pursuant to Section 240.13d-1(b)(1)(ii)(J).


Item 9.  Notice of Dissolution of a Group.

         Not applicable.


Item 10. Certification.

     (b)  This Schedule 13G is being filed pursuant to Section 240.13d-1(c):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     9/8/00
                                            -----------------------
                                                     Date

                                            Adventure Capital LLC

                                            By:  /s/ Paul Wasserman, Manager
                                            --------------------------------
                                                           Signature

                                            Paul Wasserman, Manager
                                            ------------------------------------
                                            Name/Title